Exhibit Number 99.1

Sky Technologies Reports First Quarter 2022 Financial Results

Foundation Building for Successful 2022 Commercial Launch Underway

Miami, FL, May 9, 2022 – SQL Technologies Corp. (NASDAQ: SKYX) (“Sky Technologies” “Sky” or “the Company”), a Company significantly enhancing safety in homes and buildings as well as smart home lifestyle, with highly disruptive smart platform technologies and over 60 issued and pending patents globally, today reported the Company’s financial results for the first quarter ended March 31, 2022.

First Quarter 2022 and Subsequent Highlights:

●	The Company anticipates starting presales of the smart connected smart SkyPlug, the all-in-one Sky Platform smart home solution and the accompanying SkyHome App – as well as an accompanying line of GE-branded smart ceiling fans and lighting fixtures – in the second half of 2022.
●	Appointed Mark Earley, the former Chief Electrical Engineer of The National Electrical Code (NEC), to spearhead Sky’s Safety Advisory Board as it seeks to work with regulators to encourage adoption of the SkyPlug & Receptacle by domestic and international electrical code organizations.
●	Appointed world-renowned architect Bernard Zyscovich as Chair of the newly formed Architectural and Real Estate Advisory Board, which is expected to drive adoption of Sky’s smart platforms into multi-family residential buildings and communities.
●	Appointed insurance expert and E&Y 2017 Entrepreneur of the Year (Midwest Region), Paul Chernawsky, as Chair of the newly formed Insurance Advisory Board, with the goal of driving insurance companies and regulators to encourage adoption of the safety enhancing SkyPlug and associated smart platforms.
●	Successfully completed its upsized $23.1 million initial public offering (IPO) on the Nasdaq Capital Market, selling 1,650,000 shares of common stock to the public at $14 per share.
●	As of March 31, 2022, the Company’s cash and cash equivalents were $27.6 million.

Management Commentary

“The first quarter of 2022 was highlighted by our upsized $23.1 million IPO on the Nasdaq, which built the foundation for an accelerated commercialization pathway and product launches,” said Rani Kohen, Executive Chairman of Sky Technologies. “We are now leveraging this significant momentum to position ourselves for the upcoming launch of our smart connected SkyPlug, the all-in-one Sky Platform smart home solution and the accompanying SkyHome App – as well as an accompanying line of GE-branded smart ceiling fans and smart Plug bases for light fixtures – in the second half of 2022.

“We are planning a pre-sales and public relations campaign that will highlight the life-saving aspects, home safety benefits, cost savings, time savings and smart features of our products. We are collaborating with two marketing groups specializing in disruptive products to support our online, retail, wholesale and OEM product launch. We believe that the total addressable market for our platform products is in excess of $500 billion in the United States, spanning most every room imaginable, in homes, buildings, hotel rooms, cruise ships, hospitals, offices, retail and more.

“We have taken significant steps to put in place a strong management team, Board of Directors and advisory boards to guide our commercialization and product launches. During the quarter, we created several new advisory boards to be chaired by industry leaders, with the aim of getting insurance companies, regulators and real estate developers to encourage adoption of our technology due to its life-saving and home safety aspects. We believe that this is the foundation of a sound diving board for securing support and adoption of our technologies from any one of these groups,” concluded Kohen.

First Quarter 2022 Financial Results

Cash and cash equivalents amounted to $27.6 million as of March 31, 2022, as compared with $2.4 million as of March 31, 2021.

Cash used in operations for the quarter ended March 31, 2022 was $3.4 million, as compared to $0.8 million in the quarter ended March 31, 2021. Net loss, which included stock-based compensation of $8.8 million for the quarter ended March 31, 2022, totaled $11.9 million, as compared to a net loss of $1.0 million in the quarter ended March 31, 2021.

About SQL Technologies Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the standard.

Sky Technologies (NASDAQ: SKYX) has a series of highly disruptive advanced-safe-smart platform technologies, with over 60 U.S. and global patents and patent pending applications. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Management has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While they believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond management’s control. These statements involve risks and uncertainties that may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made and include statements relating to the Company’s ability to successfully launch in the expected timeline, develop additional features and achieve market acceptance of its smart products and technologies, the Company’s expected markets, market size and platform placements, the Company’s efforts and ability to drive the adoption of its platforms by real estate developers and into multi-family residential buildings and communities, its plans to work with insurance companies and safety regulators, including encouraging adoption of the SkyPlug by electrical code organizations, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Lucas A. Zimmerman

MZ North America

(949) 259-4987

SKYX@mzgroup.us

SQL TECHNOLOGIES CORP.

Consolidated Balance Sheets

	(Unaudited) March 31, 2022	(Audited) December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$27,568,114	$10,426,249
Inventory	918,651	918,651
Prepaid expenses and other assets	1,436,382	41,018
Total current assets	29,923,147	11,385,918

Other assets:
Furniture and equipment, net	207,240	25,710
Patents, net	576,182	540,033
Other assets	2,174	2,174
Total other assets	785,596	567,917

Total Assets	$30,708,743	$11,953,835

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$2,613,036	$1,029,336
Notes payable, current	405,040	404,648
Royalty obligation	1,725,000	1,200,000
Total current liabilities	4,743,076	2,633,984

Long term liabilities:
Notes payable	5,313,090	5,492,572
Convertible notes	1,300,000	1,300,000
Royalty obligation	1,813,000	2,638,000
Total long-term liabilities	8,426,090	9,430,572

Total liabilities	13,169,166	12,064,556

Commitments and Contingent Liabilities:
Redeemable preferred stock - subject to redemption: $0 par value; 20,000,000 shares authorized; 3,280,400 and 13,456,936 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	820,099	3,314,233

Stockholders’ Equity (Deficit):
Common stock and additional paid-in-capital: $0 par value, 500,000,000 shares authorized; and 79,217,056 and 66,295,288 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	107,595,436	70,880,386
Accumulated deficit	(90,875,958)	(74,269,898)
Total stockholders’ equity (deficit)	16,719,478	(3,389,512)
Non-controlling interest	—	(35,442)
Total equity (deficit)	16,719,478	(3,424,954)

Total Liabilities and Stockholders’ Equity (Deficit)	$30,708,743	$11,953,835

SQL Technologies Corp.

Consolidated Statements of Operations

(Unaudited)

	For the three months ended March 31,
	2022	2021
Revenue	$6,971	$100,185
Cost of revenues	(31,137)	(82,508)
Gross income (loss)	(24,166)	17,677
Selling, general and administrative expenses	11,921,943	867,680
Loss from operations	(11,946,109)	(850,003)
Other income / (expense)
Interest expense	(90,630)	(136,958)
Other income, loan forgiveness	178,250	-
Interest income	125	22
Total other (expense), net	87,745	(136,936)

Net loss	(11,858,364)	(986,939)
Common stock issued pursuant to antidilutive provisions	4,691,022	-
Preferred dividends	21,232	32,552
Net loss attributed to common shareholders	$(16,570,618)	$(1,019,491)

Net loss per share - basic and diluted	$(0.23)	$(0.02)

Weighted average number of common shares outstanding during the year – basic and diluted	72,818,108	64,559,562

SQL Technologies Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(11,858,364)	$(986,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,900	20,773
(Other income), loan forgiveness	(178,250)	-
Non-cash equity-based compensation expense	8,767,894	187,443

Change in operating assets and liabilities:

Prepaid expenses and other assets	(1,395,366)	(181,198)
Royalty obligation	(300,000)	(125,000)
Accounts payable and accrued expenses	1,583,700	320,826

Net cash used in operating activities	(3,358,486)	(764,095)

Cash flows from investing activities:
Purchase of property and equipment	(191,034)
Payment of patent costs	(48,544)	(54,625)
Net cash used in investing activities	(239,578)	(54,625)

Cash flows from financing activities:
Proceeds from common stock issuance	23,100,000	754,464
Placement cost	(2,548,000)	-
Proceeds from exercise of options	210,000	-
Proceeds from SBA - PPP notes payable	—	178,235
Proceeds from issuance of convertible notes	—	50,000
Dividends paid	(21,232)	(32,552)
Principal repayments of notes payable	(839)	-

Net cash provided by financing activities	20,739,929	950,147

Increase (decrease) cash and cash equivalents	17,141,865	131,427
Cash and cash equivalents at beginning of period	10,426,249	2,308,871
Cash and cash equivalents at end of period	$27,568,114	$2,440,298

Supplementary disclosure of non-cash financing activities:

Preferred stock conversion to common	2,494,134	50,000
Stock issuance, cashless exercise of warrants	$—	74,375

Cash paid during the year for:
Interest	$90,630	$136,958